EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
 BCB BANCORP, INC.
Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporations Act, the undersigned corporation executes this Certificate of Amendment to its Restated Certificate of Incorporation.
1. The name of the corporation is BCB Bancorp, Inc. (the “Company”).
2. The following amendment (“Amendment”) to the Restated Certificate of Incorporation was approved by the Board of Directors of the Company, and thereafter duly adopted by the shareholders of the Company at the Company’s Annual Meeting of Shareholders on the 25th day of April, 2019.
3. This Certificate of Amendment amends the Restated Certificate of Incorporation of this Company, as amended by the Certificate of Amendment dated January 30, 2019, to strike out and replace Article V, Part (A), in its entirety with the following:
ARTICLE V
 Capital Stock
(A)
The aggregate number of shares which the Company shall have authority to issue is 50,000,000 shares, 40,000,000 of which shall be common shares, having no par value (“Common Shares”) and 10,000,000 of which shall be preferred shares, having a par value of One Cent ($0.01) per share (“Preferred Shares”).

4. The number of shares of common stock outstanding as of March 15, 2019, the Record Date for the Company’s Annual Meeting of Shareholders held on April 25, 2019, at which time the Amendment was adopted, was 16,398,459.
5. The total number of shares of common stock entitled to vote thereon was 16,398,459.
6. The number of shares of common stock voting for and against the Amendment is as follows:

      Number of Shares Voting FOR the Amendment: 12,384,404
      Number of Shares Voting AGAINST the Amendment: 1,311,650

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Restated Certificate of Incorporation on this 26th day of April, 2019.

BCB BANCORP, INC.

By:	/s/ Thomas P. Keating
Thomas P. Keating Senior Vice President and Chief Financial Officer